Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of August 15, 2017, between Daré Bioscience (the “Company”), and Sabrina Martucci Johnson (the “Executive”).

WHEREAS, the Company desires to retain and employ the Executive and the Executive desires to be retained and employed by the Company on the terms contained in this Agreement, which shall supersede any prior employment agreements as of the effective date above.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Position and Duties.

(a) The Executive shall serve as the Company’s President and Chief Executive Officer (“CEO”).

(b) The Executive shall perform those services customary to this office and such other lawful duties as may be required for the benefit of the Company. The Executive shall devote Executive’s primary working time and best efforts to the performance of the duties under this Agreement and shall be subject to, and shall comply with the Company policies, practices and procedures and all codes of ethics or business conduct applicable to the position, as in effect from time to time. Notwithstanding the foregoing, the Executive shall be entitled to (i) serve as a member of the board of directors of a reasonable number of other companies, subject to the advance approval of the board of directors, which approval shall not be unreasonably withheld, (ii) serve on civic, charitable, educational, religious, public interest or public service boards, subject to the advance approval of the Company, which approval shall not be unreasonably withheld, and (iii) manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere, as determined by the Company in good faith, with the performance of the Executive’s duties and responsibilities hereunder.

2. Term. This Agreement and the Executive’s employment pursuant to this Agreement shall begin on the date indicated above (the “Effective Date”) and ending on the second anniversary of the Effective Date (the “Expiration Date”), unless terminated earlier by the Company or the Executive pursuant to Section 4 of this Agreement (the “Term”). This Agreement shall renew automatically for one-year Terms on the second anniversary of the Effective Date, and on each anniversary of the Effective Date thereafter, unless either the Company or Executive notifies the other, in writing and in accordance with Section 17 herein, at least sixty (60) days prior to the Expiration Date (or extended Expiration Date), that either the Company or Executive wishes to terminate this Agreement (in which case this Agreement shall terminate in accordance with Section 4(a) herein).

3. Compensation and Related Matters.

(a) Base Salary. During the Term, the Executive’s annual base salary shall be three hundred twenty-five thousand dollars ($325,000.00) (the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s normal payroll procedures in effect from time to time. Executive shall be considered for performance and market-based increases to the Base Salary on an annual basis, which increases shall be granted at the discretion of the Board. The Base Salary shall be retroactive and payable as of July 19, 2017.

(b) Annual Bonus. During the term of this Agreement, Executive will have the right to participate in any bonus plan or other incentive plans that may be developed or implemented by the Company. Such bonus compensation will be targeted at fifty percent (50%) of Executive’s Base Salary to be earned by Executive upon achieving certain forecasts or milestones, which will be determined by the Company from time to time, in its sole discretion, and which shall be provided to Executive (“Target Bonus”). Any bonus Executive may be entitled to receive hereunder will be payable by Company at such time, in such amounts, and in such manner as provided for in the applicable bonus or incentive plan implemented by Company, but not later than ninety (90) days following the close of the Company fiscal year to which any bonus relates.

(c) Business Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by Executive in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(d) Other Benefits. During the Term and subject to any contribution required of employees of the Company, the Executive shall be entitled to participate in all equity, pension, savings and retirement plans, welfare and insurance plans, practices, policies, programs and perquisites of employment applicable generally to other senior executives of the Company, except to the extent any employee benefit plan provides for benefits otherwise provided to the Executive hereunder (e.g., annual bonuses and severance). Such participation shall be subject to (i) requirements of applicable law, (ii) the terms of the applicable plan documents, (iii) generally applicable Company policies, and (iv) the discretion of the Board or any administrative or other committee provided for under or contemplated by such plan. The Executive shall have no recourse against the Company under this Agreement in the event that the Company should alter, modify, add to or eliminate any or all of its employee benefit plans.

(e) Vacation; Holidays. During the Term, the Executive shall be entitled to take vacation and other holiday time in accordance with the policies applicable to senior executives of the Company.

4. Termination. The Executive’s employment may be terminated prior to the expiration of the Term hereof and this Agreement may be terminated under the following circumstances:

(a) Intent not to renew. This Agreement and Executive’s employment shall terminate on the 60th day following the effective date of delivery of the notice of an intent not to renew this Agreement, as set forth in Sections 2 and 17 herein.

(b) Death. The Executive’s employment shall terminate upon the Executive’s death.

(c) Disability. The Company may terminate the Executive’s employment if the Executive becomes subject to a Disability. For purposes of this Agreement, “Disability” means the Executive is unable to perform the essential functions of the Executive’s position, with or without a reasonable accommodation, for a period of 90 consecutive calendar days or 180 non-consecutive calendar days within any rolling 12 month period.

(d) Termination by Company for Cause. The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement, “Cause” means (i) Executive’s act(s) of gross negligence, willful misconduct or material dishonesty in the course of Executive’s employment hereunder, provided that the Board of Directors first provides Executive with written notice of such conduct and thirty (30) days to cure such conduct; (ii) misappropriation (or attempted misappropriation) by Executive of any assets of the Company or any of its affiliates; (iii) the commission or attempted commission of any act of fraud or embezzlement by Executive; (iv) willful violation of any law or regulation which adversely and materially affects the Executive’s ability to discharge the Executive’s duties or has a direct, substantial and adverse effect on the Company; (v) Executive’s material breach of this Agreement provided that the Company first provides Executive with written notice of such conduct and thirty (30) days to cure such conduct, if curable; (vi) any other intentional misconduct by Executive adversely affecting the business or affairs of the Company or any of its affiliates.

(e) Termination by the Company without Cause. The Company may terminate the Executive’s employment at any time without Cause upon 14 days prior written notice.

(f) Termination by the Executive. The Executive may terminate the Executive’s employment at any time for any reason other than a Good Reason, upon 14 days prior written notice.

(g) Termination by the Executive for Good Reason. The Executive may terminate the Executive’s employment for Good Reason. For purposes of this Agreement, “Good Reason” means the existence of any one or more of the following conditions without the Executive’s consent, provided Executive submits written notice to the Company within 45 days of when such condition(s) first arose specifying the condition(s): (i) a material change in the Executive’s title or reporting relationships (ii) a change in the Executive’s position with the Company which materially reduces the Executive’s authority, duties or responsibilities, or the assignment to the Executive of duties materially inconsistent with the Executive’s position with the Company; (iii) a material reduction in the Executive’s then current Base Salary; (iv) a relocation of Executive’s place of employment by more than 35 miles from San Diego, California; and (v) a material breach by the Company of this Agreement. The Executive’s continued employment subsequent to an event that may constitute Good Reason shall not be deemed to be a waiver of the Executive’s rights under this provision (subject to the 45-day time period specified herein). Upon receipt of written notice from the Executive regarding a condition constituting Good Reason, the Company shall then have 14 days to correct the condition (the “Cure Period”). If such condition is not corrected by the last day of the Cure Period, the Executive’s resignation for Good Reason shall become effective on the 15th day following the Executive’s written notice specifying the events giving rise to a Good Reason termination.

(h) Termination Date. The “Termination Date” means: (i) if relevant, the date specified in Section 4(a) of this Agreement; (ii) if the Executive’s employment is terminated by the Executive’s death under Section 4(b), the date of the Executive’s death; (iii) if the Executive’s employment is terminated on account of Disability under Section 4(c), the date on which the Company provides the Executive a written termination notice; (iv) if the Company terminates the Executive’s employment for Cause under Section 4(d), the date on which the Company provides the Executive a written termination notice; (v) if the Company terminates the Executive’s employment without Cause under Section 4(e), 14 days after the date on which the Company provides the Executive a written termination notice; and (vi) if the Executive resigns, 14 days after the date on which the Executive provides the Company a written termination notice or the date specified in Section 4(g) herein.

(i) Actions on Termination Date. Executive agrees that on or before the Termination Date, Executive shall resign from all board and officer positions with the Company and its subsidiaries and affiliates, and this Agreement shall constitute an agreement to so resign upon the effective date of Executive’s termination.

5. Compensation upon Termination (Including Termination in Connection with Change in Control).

(a) Termination by the Company for Death, Disability, Cause, by the Executive without Good Reason and by Expiration of the Term due to Executive’s delivery to the Company of a Notice of Intent Not To Renew. If the Executive’s employment with the Company is terminated pursuant to Subsection 4(a) due to Executive’s delivery to the Company of a notice of intent not to renew, or Subsections 4(b), (c), (d) or (f), the Company shall pay or provide to the Executive the following amounts through the Termination Date: any earned but unpaid Base Salary, unpaid expense reimbursements, and any vested benefits the Executive may have under any employee benefit plan of the Company (the “Accrued Obligations”) on or before the time required by law but in no event more than 30 days after the Executive’s Termination Date.

(b) Termination by the Company without Cause, or by the Executive with Good Reason, or due to the Company’s delivery to Executive of a Notice of Intent Not To Renew. If, prior to the expiration of the Term, the Company delivers to Executive a notice of intent not to renew pursuant to section 4(a), the Executive’s employment is terminated by the Company without Cause pursuant to Section 4(e), or the Executive terminates the Executive’s employment for Good Reason pursuant to Section 4(g), then the Executive shall be entitled to the following subject to Section 6:

(i) The Company shall pay and provide the Executive with the Accrued Obligations;

(ii) The Company shall pay the Executive any accrued but unpaid Bonus (or pro rata portion thereof), earned prior to the Termination Date;

(iii) The Company shall pay for twelve (12) months of continuing health benefits coverage;

(iv) The Company shall pay the Executive severance in an amount equal to 12 months of Base Salary at the rate in effect on the Termination Date (but without giving effect to any reduction if one or all of the bases for the Executive’s resignation for Good Reason is a reduction in Base Salary) in six (6) equal monthly installments as set forth in Section 6 and subject to Section 7.

(c) Termination in Connection With a Change in Control. In the event Executive is terminated without Cause or resigns with Good Reason within three months prior to or twelve months following the effective date of a Change in Control, the Company will (i) make a cash lump sum payment to Executive equal to eighteen (18) months of Executive’s Base Salary and Target Bonus (at the rate in effect immediately prior to such termination), less applicable taxes and withholdings; and (ii) will cause all of Executive’s equity interests in the Company then unvested and outstanding to fully vest and accelerate as of the Date of Termination (the “Change in Control Payments”), subject to Sections 6 and 7 of this Agreement. The Company shall also reimburse Executive for the costs associated with Executive’s continued health benefits for a period of eighteen (18) months following the Date of Termination.

(d) For purposes of this Agreement, “Change in Control” means the occurrence, in a single transaction or in a series of related transactions occurring after the Commencement Date of any one or more of the following events: (1) any person or persons acting together becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction; (2) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction; or (3) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company during any twelve month period, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition. Notwithstanding the above, to the extent any payment under this Section on or following a Change in Control is deferred compensation that is subject to Section 409A of the Internal Revenue Code, and not otherwise exempt from complying with the provisions of the statute, then a Change in Control shall only be deemed to occur if the Change in Control also qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of a corporation’s assets as defined in Treasury Regulation Section 1.409A-3(i)(5). No Change in Control will be deemed to occur because of a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

6. Release; Payment. The payments and benefits provided for in Section 5(b)(ii) through (iv) or Section 5(c) shall be conditioned on (a) the Executive’s continued compliance with the obligations of the Executive under Sections 8 and 9 and (b) the Executive or, in the event of the Executive’s death, the Executive’s estate, executing and delivering to the Company a full release of all claims that the Executive, the Executive’s heirs and assigns may have against the Company, its affiliates and subsidiaries and each of their respective directors, officers, employees and agents, in a form reasonably acceptable to the Company and the Executive (the “Release”). The Release must become enforceable and irrevocable on or before the sixtieth (60th) day following the Termination Date. If the Executive (or the Executive estate) fails to execute without revocation the Release, the Executive shall be entitled to the Accrued Obligations only and no other benefits. The installments of severance provided under Section 5(b)(iv) shall commence in the calendar month following the month in which the Release becomes enforceable and irrevocable. If, however, the sixty (60) day period in which the Release must become enforceable and irrevocable begins in one year and ends in the following year, the Company shall commence payment of the severance installments in the second year in the later of January and the first calendar month following the month in which the Release becomes effective and irrevocable. The first installment shall include, however, all amounts that would otherwise have been paid to the Executive between the Termination Date and the Executive’s receipt of the first installment, assuming the first installment would otherwise have been paid in the month following the month in which the Termination Date occurs. The Pro-Rata Bonus payable in Section 5 shall be paid in accordance with the Company’s applicable Bonus Program.

7. Section 409A Compliance.

(a) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b) To the extent that any of the payments or benefits provided for in Section 5 are deemed to constitute non-qualified deferred compensation benefits subject to Section 409A of the Code, the following interpretations apply to Section 5:

(i) Any termination of the Executive’s employment triggering payment of benefits under Section 5 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. § 1.409A-l(h) before distribution of such benefits can commence. To the extent that the termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A- 1(h) (as the result of further services that are reasonably anticipated to be provided by the Executive to the Company or any of its parents, subsidiaries or affiliates at the time the Executive’s employment terminates), any benefits payable under Section 5(b) that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 7(b)(i) shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii) In the Executive is deemed a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date the Executive’s separation from service becomes effective, any benefits payable under Section 5(b) that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date the Executive’s separation from service becomes effective, and (B) the date of the Executive’s death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (A) the business day following the six-month anniversary of the date the Executive’s separation from service becomes effective, and (B) the Executive’s death, the Company shall pay the Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Executive prior to that date under Section 5 of this Agreement.

(iii) It is intended that each installment of the payments and benefits provided under Section 5 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. In particular, the installment severance payments set forth in Section 7(b)(ii) of this Agreement shall be divided into two portions. That number of installments commencing on the first payment date set forth in Section 7 of this Agreement that are in the aggregate less than two times the applicable compensation limit under Section 401(a)(17) of the Code for the year in which the Termination Date occurs (provided the termination of the Executive’s employment is also a separation from service) shall be payable in accordance with Treas. Reg. § 1.409A-l(b)(9)(iii) as an involuntary separation plan. The remainder of the installments shall be paid in accordance with Sections 7(b)(i) and (ii) above.

8. Confidentiality and Restrictive Covenants.

(a) The Executive acknowledges that:

(i) the Company is dependent on the efforts of a certain limited number of persons who have developed, or will be responsible for developing the Company’s business;

(ii) the business in which the Company is engaged is intensely competitive and that Executive’s employment by the Company will require that the Executive have access to and knowledge of nonpublic confidential information of the Company and the Company’s business, including, but not limited to, certain/all of the Company’s products, plans for creation, acquisition or disposition of products or publications, strategic and expansion plans, formulas, research results, marketing plans, financial status and plans, budgets, forecasts, profit or loss figures, distributors and distribution strategies, pricing strategies, improvements, sales figures, contracts, agreements, then existing or then prospective suppliers and sources of supply and customer lists, undertakings with or with respect to the Company’s customers or prospective customers, and patient information, product development plans, rules and regulations, personnel information and trade secrets of the Company, all of which are of vital importance to the success of the Company’s business (collectively, “Confidential Information”);

(iii) the direct or indirect disclosure of any Confidential Information would place the Company at a serious competitive disadvantage and would do serious damage, financial and otherwise, to the Company’s business;

(iv) by the Executive’s training, experience and expertise, the Executive’s services to the Company is special and unique; and

(v) the covenants and agreements of the Executive contained in this Section 9 are essential to the business and goodwill of the Company.

(b) Covenant Against Disclosure. All Confidential Information relating to the business is, shall be and shall remain the sole property and confidential business information of the Company, free of any rights of the Executive. The Executive shall not make any use of the Confidential Information except in the performance of the Executive’s duties hereunder and shall not disclose any Confidential Information to third parties, without the prior written consent of the Company.

(c) Defend Trade Secrets Act Information. Executive acknowledges that, notwithstanding the foregoing limitations on the disclosure of trade secrets, the Executive may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a proceeding against the Company in connection with a report of a suspected legal violation, Executive may disclose the trade secret to the attorney representing Executive and use the trade secret in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(d) Return of Company Documents. On the Termination Date or on any prior date upon the Company’s written demand, the Executive will return all memoranda, notes, lists, records, property and other tangible product and documents concerning the business, including all Confidential Information, in the Executive’s possession, directly or indirectly, that is in written or other tangible form (together with all duplicates thereof) and that the Executive will not retain or furnish any such Confidential Information to any third party, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other means of communication.

(e) Further Covenant. During the Term and through the second anniversary of the Termination Date, the Executive shall not, directly or indirectly, take any of the following actions, and, to the extent the Executive owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with, any business, the Executive will use the Executive’s best efforts to ensure that such business does not take any of the following actions:

(i) Persuade or attempt to persuade any customer of the Company to cease doing business with the Company, or to reduce the amount of business any customer does with the Company;

(ii) Take any action that interferes with the Company’s contracts or prospective contracts with its customers; or

(iii) Persuade or attempt to persuade any employee or independent contractor of the Company to leave the service of the Company, or hire or engage, directly or indirectly, any individual who was an employee or independent contractor of the Company within one (1) year prior to the Executive’s Termination Date.

(f) Enforcement. The Executive acknowledges and agrees that any breach by the Executive of any of the provisions of this Section 8 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches or threatens to commit a breach of any of the provisions of Section 8, the Company shall have the ability to seek the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity (including, without limitation, the recovery of damages): (i) the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and (ii) the right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by the Executive as the result of any transactions constituting a breach of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company and, if applicable, its affected subsidiaries and/or affiliates. The Executive agrees that in any action seeking specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of this Section 8 are unreasonable or otherwise unenforceable. Other than a material breach of this Agreement, the existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.

9. Intellectual Property.

(a) Works for Hire. All creations, inventions, ideas, designs, software, copyrightable materials, trademarks, and other technology and rights (and any related improvements or modifications), whether or not subject to patent or copyright protection (collectively, “Creations”), relating to any activities of the Company which were, are, or will be conceived by the Executive or developed by the Executive in the course of the Executive’s employment or other services with the Company, whether conceived alone or with others and whether or not conceived or developed during regular business hours, and if based on Confidential Information, after the termination of the Executive’s employment, shall be the sole property of the Company and, to the maximum extent permitted by applicable law, shall be deemed “works made for hire” as that term is used in the United States Copyright Act. The Executive agrees to assign and hereby does assign to the Company all Creations conceived or developed from the start of this employment with the Company through to the Termination Date, and after the Termination Date if the Creation incorporates or is based on any Confidential Information.

(b) Assignment. To the extent, if any, that the Executive retains any right, title or interest with respect to any Creations delivered to the Company or related to the Executive’s employment with the Company, the Executive hereby grants to the Company an irrevocable, paid-up, transferable, sub-licensable, worldwide right and license: (i) to modify all or any portion of such Creations, including, without limitation, the making of additions to or deletions from such Creations, regardless of the medium (now or hereafter known) into which such Creations may be modified and regardless of the effect of such modifications on the integrity of such Creations; and (ii) to identify the Executive, or not to identify her, as one or more authors of or contributors to such Creations or any portion thereof, whether or not such Creations or any portion thereof have been modified. The Executive further waives any “moral” rights, or other rights with respect to attribution of authorship or integrity of such Creations that the Executive may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, right of privacy, contract, tort or other legal theory.

Notwithstanding the foregoing, pursuant to California Labor Code Section 2870, the foregoing shall not apply to an invention that Executive developed entirely on the Executive’s own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

•	Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

•	Result from any work performed by the Executive for the Company.

(c) Disclosure. The Executive will promptly inform the Company of any Creations the Executive conceives or develops during the Term. The Executive shall (whether during the Executive’s employment or after the termination of the Executive’s employment) execute such written instruments and do other such acts as may be necessary in the opinion of the Company or its counsel to secure the Company’s rights in the Creations, including obtaining a patent, registering a copyright, or otherwise (and the Executive hereby irrevocably appoints the Company and any of its officers as the Executive’s attorney in fact to undertake such acts in the Executive’s name). The Executive’s obligation to execute written instruments and otherwise assist the Company in securing its rights in the Creations will continue after the termination of the Executive’s employment for any reason, the Company shall reimburse the Executive for any out-of-pocket expenses (but not attorneys’ fees) the Executive incurs in connection with the Executive’s compliance with this Section 9(c).

10. Arbitration.

(a) All disputes between Executive (and Executive’s successors, and assigns) and the Company (and its affiliates, subsidiaries, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner to Executive’s employment or the termination of Executive’s employment, including, without limitation, all disputes arising under this Agreement (“Arbitrable Claims”), shall be resolved by final and binding arbitration to the fullest extent permitted by law. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers’ compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, the Family Medical Leave Act as well as all claims under any applicable state or federal statute including but not limited to the California Labor Code, and any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, harassment, discrimination, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, fraud, defamation, invasion of privacy, all claims related to disability and all wage or benefit claims, including but not limited to claims for salary, bonuses, profit participation, commissions, stock, stock options, vacation pay, fringe benefits or any form of compensation. Arbitration shall be final and binding upon the Parties and shall be the exclusive remedy for all Arbitrable Claims, except that the Parties may seek interim injunctive relief and other provisional remedies in court as set forth in this Agreement. The Parties hereby waive any rights they may have to trial by jury or any other form of administrative hearing or procedure in regard to the Arbitrable Claims.

(b) Claims shall be arbitrated in accordance with the then-existing National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Employment Rules”), as augmented by this Agreement. Arbitration shall be initiated as provided by the AAA Employment Rules, although the written notice to the other Party initiating arbitration shall also include a statement of the claims asserted and all the facts upon which the claims are based. Either Party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither Party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. All arbitration hearings under this Agreement shall be conducted at the AAA office located in Los Angeles, California. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section.

(c) All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the Parties within 30 days of the effective date of the notice initiating the arbitration. If the Parties cannot agree on an arbitrator, then the complaining Party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have only such authority to award equitable relief, damages, costs, and fees as a court would have for the particular claims asserted and any action of the arbitrator in contravention of this limitation may be the subject of court appeal by the aggrieved Party. No other aspect of any ruling by the arbitrator shall be appealable, and all other aspects of the arbitrator’s ruling shall be final and non-appealable. The arbitrator shall have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law. The arbitrator shall be required to issue a written arbitration decision including the arbitrator’s essential findings, conclusions and a statement of award. The Company shall pay all arbitration fees in excess of what the Executive would have to pay if the dispute were decided in a court of law. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.

(d) Exception for Injunctive Relief. Notwithstanding the foregoing, in order to provide for interim relief pending the finalization of arbitration proceedings hereunder, nothing in this Section 19 shall prohibit the Parties from pursuing, a claim for interim injunctive relief, for other applicable provisional remedies, and/or for related attorneys’ fees in a court of competent jurisdiction in order to prevent irreparable harm pending the conclusion of the arbitration.

(e) If for any reason all or part of this arbitration provision is held to be invalid, illegal, or unenforceable in any respect under any applicable law or regulation in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other part of this arbitration provision or any other jurisdiction, but this provision shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable part or parts of this arbitration provision had never been contained herein, consistent with the general intent of the Parties, as evidenced herein, insofar as possible.

11. Indemnification. Executive shall be entitled to the greater of indemnity under (a) the Company’s Certificate of Incorporation and Bylaws; and (b) California law, both of which survive the Termination Date.

12. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

13. Successors. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after the Executive’s termination of employment but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation). The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

14. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

16. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

18. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

19. Governing Law. This is a California contract and shall be construed under and be governed in all respects by the laws of California for contracts to be performed in that State and without giving effect to the conflict of laws principles of California or any other State. In the event of any alleged breach or threatened breach of this Agreement, the Executive hereby consents and submits to jurisdiction in the State of California.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

DARÉ BIOSCIENCE, INC.

By:	/s/ Roger Hawley
Roger Hawley
Chairman of the Board of Directors

/s/ Sabrina Martucci Johnson
EXECUTIVE